Exhibit 99.1

Sandisk Celebrates Nasdaq Listing After Completing Separation

from Western Digital

MILPITAS, Calif., February 24, 2025 – Sandisk Corporation, a global Flash and advanced memory technology innovator, today announced that the company has completed its separation from Western Digital and is now an independent public company set to begin trading today on the Nasdaq Stock Market under the ticker symbol “SNDK.” The company’s leadership team with long-time employees and Board members will ring the closing bell at Nasdaq to mark the milestone today.

“We are excited to embark on this new chapter for Sandisk,” said David Goeckeler, Chief Executive Officer of Sandisk. “Everything starts with innovation and NAND is an incredible enabler. Because we operate in strong and growing markets, there is a tremendous opportunity to expand our role as a globally leading Flash memory innovator. The new Sandisk is poised to shape and transform the digital world we live in, and we remain focused on leveraging our strengths to drive long-term growth for our company and shareholders.”

Sandisk understands how people and businesses consume data and relentlessly innovates to deliver solutions that enable the next big ideas. Building on a long heritage of memory and storage semiconductor expertise, the new Sandisk is well-positioned to serve the market, addressing the new opportunities that AI presents while unlocking the value of its consumer and enterprise portfolios.

About Sandisk

Sandisk (Nasdaq: SNDK) delivers innovative Flash solutions and advanced memory technologies that meet people and businesses at the intersection of their aspirations and the moment, enabling them to keep moving and pushing possibility forward. Follow Sandisk on Instagram, Facebook, X, LinkedIn, Youtube. Join TeamSandisk on Instagram.

Sandisk and the Sandisk logo are registered trademarks or trademarks of Sandisk Corporation or its affiliates in the U.S. and/or other countries.

Company Contacts:

Investors: investors@sandisk.com

Media: mediainquiries@sandisk.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding expectations for our markets and business; our ability to increase and drive value; and the future impact of our products, technology and innovation. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied.

Key risks and uncertainties include: the future operating results of our stand-alone flash business; the expected benefits and costs of our spin-off from Western Digital Corporation; potential adverse impacts on key commercial relationships as a result of the spin-off; competitive responses to the spin-off; unexpected costs or liabilities resulting from the spin-off; litigation relating to the spin-off; operational challenges resulting from the spin-off; changes in the general economic or geopolitical environment; and the other risks and uncertainties described in the final information statement attached as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on February 3, 2025. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update or revise these forward-looking statements, except as required by law.

© 2025 Sandisk Corporation or its affiliates. All rights reserved.